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                                                            Exhibit (8)(j)(iii)

                                 AMENDMENT TO
                DISTRIBUTION AND SHAREHOLDER SERVICES AGREEMENT
                      JANUS ASPEN SERIES - SERVICE SHARES
                           (for Insurance Companies)

   This Amendment (the "Amendment") to the Agreement (as defined below) is made effective as of the Effective Date (as defined below) by and between Janus Distributors LLC, a Delaware limited liability company and successor-in-interest to Janus Distributors, Inc. (the "Distributor") and American General Life Insurance Company, a life insurance company organized under the laws of the State of Texas (the "Company").

                                   RECITALS:

   WHEREAS, the Company and Distributor are parties to a Distribution and Shareholder Services dated October 2, 2000 (the "Agreement"), which Agreement relates only to the registered segregated asset accounts of the Company; and

   WHEREAS, the Company's affiliate, Western National Life Insurance Company ("WNL") and Distributor are parties to a Distribution and Shareholder Services Agreement dated October 2, 2000 ("WNL's Agreement"); and

   WHEREAS, effective January 1, 2013 ("Effective Date"), WNL intends to merge with and into the Company which will be the surviving company (the "Merger"); and

   WHEREAS, as a result of the Merger, WNL will assign all of its rights and obligations under WNL's Agreement to the Company and the Company will assume all such rights and obligations ("Assignment"); and

   WHEREAS, the parties wish to consolidate the obligations set forth under WNL's Agreement with the Company's under this Agreement and terminate WNL's Agreement; and

   WHEREAS, the parties wish to further amend the Agreement as set forth below.

   NOW THEREFORE, in consideration of the foregoing recitals and the mutual agreements contained herein, the parties agree as follows:

   1. Effective Date of Assignment. This Amendment and the Assignment shall be effective as of the Effective Date of the merger.

   2.   Consent to Assignment. The parties hereby consent to the Assignment.

   3. Recital C of the Agreement shall be deleted in its entirety and replaced with the following:

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   "C.  The Company desires to provide certain distribution and shareholder services to owners (the "Contract Owners") of registered variable life insurance policies or variable annuity contracts (the "Contracts") in connection with their allocation of contract values in the Service Shares of the Portfolios, and Distributor desires Company to provide such services, subject to the conditions of this Agreement."

   4. Section 1 of the Agreement shall be deleted in its entirety and replaced with the following:

   "1. The Company shall provide any combination of the following distribution and/or administrative services, as agreed upon by the parties from time to time, to Contract Owners who allocate contract values to the Service Shares of the Portfolios: printing and delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials to prospective and existing Contract Owners; providing educational materials regarding the Service Shares; providing facilities to answer questions from prospective and existing Contract Owners about the Portfolios; receiving and answering correspondence; complying with federal and state securities laws pertaining to the sale of Service Shares; assisting Contract Owners in completing application forms and selecting account options; and providing Contract Owner record-keeping and similar administrative services."

   5.   The following shall be added to the end of Section 5 of the Agreement:

        "(d)   The Company understands that pursuant to Section 15 of the
Securities Exchange Act of 1934 (the "1934 Act") and Financial Industry Regulatory Authority ("FINRA") Rule 2420 the Distributor is generally prohibited from dealing with Securities and Exchange Commission ("SEC") unregistered broker-dealers and FINRA non-members and assures that its dealings with the Distributor are in compliance with these regulations based on one of the following circumstances:

        [THE COMPANY TO SELECT A OR B]

        [_]   A. The Company is registered with the SEC as a broker-dealer pursuant to the 1934 Act, is a member in good standing of FINRA, and is qualified to conduct business under the laws of any applicable state in which the Service Shares may be sold.

        [X]   B. The Company is not a broker or dealer, is not required to be registered with the SEC as a broker-dealer under the 1934 Act, is not required to be a FINRA member, and is not required to be registered as a broker-dealer under any state securities laws in order to enter into and perform the services, and receive the fees, set forth in this Agreement. The Company operates in compliance with the SEC and FINRA rules based upon an exclusion or exemption from registration in the form of the appropriate law, rule, regulation, interpretive release, interpretive letter, or "no-action" letter issued by the SEC as applicable to the specific fact situation.

        The Company shall notify the Distributor immediately upon a change in the Company's registration status."

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   6.   Section 6 of the Agreement shall be deleted in its entirety and replaced with the following:

   "6.  Termination.

        (a) This Agreement may be terminated with respect to any Portfolio by the Distributor or by the Company, without penalty, upon 60 days' prior written notice to the other party.

        (b) In addition, either party may terminate this Agreement immediately if at any time it is determined by any federal or state regulatory authority that compensation to be paid under this Agreement is in violation of or inconsistent with any federal or state law."

   7. Section 7(b) of the Agreement shall be deleted in its entirety and replaced with the following:

        "(b)   This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties, or obligations of the parties may be assigned by either party without the written consent of each party or as expressly contemplated by this Agreement. In the event of an assignment to a third party in connection with the sale or disposition of one or more lines of the Company's business, a change of control or acquisition of the Company (excluding an assignment, change of control or acquisition as a result of an internal reorganization), the Distributor retains the right to renegotiate the terms of this Agreement with the successor entity."

   8. WNL's Agreement shall terminate as of the Effective Date. This Amendment shall not amend, alter, modify or terminate the Distribution and Shareholder Services Agreement between the Distributor and the Company dated October 2, 2000, which agreement relates to the unregistered segregated asset accounts of the Company.

   9.   The Agreement, as amended by this Amendment, is ratified and confirmed.

   10. This Amendment may be executed in counterparts, all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

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
JANUS DISTRIBUTORS LLC                      AMERICAN GENERAL LIFE
                                            INSURANCE COMPANY

By:     _____________________________       By:     _____________________________
Name:   Russell P. Shipman                  Name:   Rodney E. Rishel
Title:  Senior Vice President               Title:  Senior Vice President

                                            ATTEST:

                                            By:     _____________________________
                                            Name:   Debbie Herzog
                                            Title:  Assistant Secretary

                                            WESTERN NATIONAL LIFE
                                            INSURANCE COMPANY

                                            By:     _____________________________
                                            Name:   _____________________________
                                            Title:  _____________________________

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